UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2009

RHI Entertainment, Inc.
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34102 (Commission File Number)	36-4614616 (IRS Employer Identification No.)
1325 Avenue of Americas, 21st Floor, New York, NY, 10019
(Address of principal executive offices) (Zip Code)
Company’s telephone number, including area code: (212) 977-9001
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
(d) Election of New Director. Pursuant to the unanimous written consent of the Board of Directors (the “Board”) of RHI Entertainment, Inc. (the “Company”), Mr. Jeffrey Sagansky has been appointed to the Company’s Board and will assume the role of non-executive Chairman of the Board, effective as of February 9, 2009. Mr. Sagansky’s directorship appointment fills the last vacancy on the Board. He will serve in the third class of the classified Board for the term ending at the 2011 annual meeting of the stockholders and will remain on the Board until his successor is duly elected and qualified. In connection with the appointment of Mr. Sagansky, Mr. Robert A. Halmi, Jr. will continue to serve as a member of the Board, as well as the Company’s Chief Executive Officer and President.
Jeff Sagansky has a career encompassing over 30 years as an investor and executive in the film, television and digital media business. He serves as Chairman of Elmtree Partners, a private casino development company and Chairman of Winchester Capital Partners, a private motion picture financing company. From 2007 to 2009, he served as Co-Chairman of the Board of Peace Arch Entertainment Group, Inc. (“Peace Arch”) and from 2002 to 2003 was Vice Chairman of Paxson Communications. From 1998 to 2002, Mr. Sagansky served as CEO of Paxson Communications. From 1994 to 1996, Mr. Sagansky was EVP of Sony America and from 1996 to 1998, Co-President of Sony Entertainment. From 1990 to 1994, Mr. Sagansky was President of CBS Entertainment and from 1985 to 1990, President of Tri Star Pictures. Mr. Sagansky earned a Bachelor of Arts from Harvard College and a Masters in Business from Harvard Business School. He is currently a director of Scripps Networks Interactive, Inc. and serves on its audit committee and corporate governance committee.
In April 2008, the Company and Peace Arch executed a distribution agreement by which the Company agreed to license certain rights in its programming to Peace Arch for approximately $1,022,000. The term of the contract ends on December 31, 2011. Mr. Sagansky has not, and will not, receive additional compensation or value in connection with this agreement.
In connection with Mr. Sagansky’s appointment, RHI Entertainment, LLC (a subsidiary of the Company and defined herein as “RHI LLC”) and Mr. Sagansky entered into a letter agreement of employment, dated February 9, 2009 (the “Agreement”), which provides that Mr. Sagansky will receive an annual base salary of $500,000 during his “at-will” employment and either party can terminate the Agreement upon a minimum of sixty days’ written notice. The foregoing description of the Agreement is qualified in its entirety by reference to Exhibit 10.1, which is attached hereto and incorporated by reference herein.
In connection with Mr. Sagansky’s appointment to the Board and employment with RHI LLC, the Award Subcommittee of the Compensation Committee (the “Award Subcommittee”) of the Board approved 350,000 restricted stock units and 350,000 stock option awards for Mr. Sagansky. The grants of stock options and restricted stock units were approved by the Award Subcommittee on February 6, 2009 and became effective on February 9, 2009. The restricted stock units and stock options were awarded pursuant to the: (i) Company’s 2008 Incentive Award Plan (the “Award Plan”), filed with the Securities & Exchange Commission (the “SEC”) on August 7, 2008, as Exhibit 10.7 to the Company’s Form 10-Q for the period ending June 30, 2008; (ii) Company’s Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement, the form of which is attached hereto as Exhibit 10.2; and (iii) Company’s Stock Option Grant Notice and Stock Option Agreement, the form of which is attached hereto as Exhibit 10.3.
All options awarded to Mr. Sagansky have an exercise price equal to $4.04 per share, the closing price per share of the Company’s common stock on February 9, 2009 (the date of grant). Subject to Mr. Sagansky’s continued service with the Company, as of each applicable vesting date, 33-1/3% of the restricted stock units will generally vest on each of the first three anniversaries of the date of grant. Subject to Mr. Sagansky’s continued service with the Company, as of each applicable vesting date, each stock option will generally vest with respect to 33-1/3% of the shares subject to the option on each of the first three anniversaries of the date of grant. With respect to each of the stock options and restricted stock units, (i) 1/3 of the shares that become vested on each anniversary date will become exercisable (with respect to shares subject to stock options) or transferable (with respect to shares subject to restricted stock units) immediately upon vesting, (ii) 1/3 of the shares that become vested on each anniversary will become exercisable or transferable, as applicable, upon the attainment of a $9 stock price performance hurdle as set forth in the applicable award agreement and (iii) 1/3 of the shares that become vested on each anniversary will become exercisable or transferable, as applicable, upon the attainment of a $14 stock price performance hurdle as set forth in the applicable award agreement. In the event of a sale of the Company, as described in each applicable award agreement, the stock options and restricted stock unit awards will become fully vested immediately prior to such change in control (although in connection with certain sales of the Company the exercisability and transfer restrictions will remain in effect following the transaction). The foregoing description of the restricted stock and stock option awards is qualified in its entirety by reference to Exhibits 10.2 and 10.3, which are incorporated herein by reference.
Additionally, in connection with Mr. Sagansky’s appointment, Mr. Sagansky was provided with certain awards and distribution rights under the Amended Limited Liability Company Agreement (the “LLC Agreement”) of KRH Investments LLC (“KRH”). As of the date hereof, KRH owns the remaining approximately 42.3% of the common membership units in RHI Entertainment Holdings II, LLC (“Holdings II”) that the Company does not own. These awards and distribution rights only impact the return to, and only dilute the interests of, the owners of KRH, and will not impact the return to, or dilute the interest of, the direct holders of the Company’s common stock.
Under the LLC Agreement, following (i) the distribution by KRH to its members of approximately 93% of their unreturned invested capital in KRH and (ii) a priority distribution of $3.5 million to Mr. Halmi, Jr. (the “First Priority Return”), Mr. Sagansky and Mr. Halmi, Jr. are entitled to receive a priority distribution from KRH of which Mr. Sagansky will receive 75% and Mr. Halmi, Jr. will receive 25% of each dollar distributed up to an aggregate amount of $6 million (“Second Priority Return”). Once the Second Priority Return is fully distributed to Mr. Sagansky and Mr. Halmi, Jr., KRH’s members will be entitled to the balance of their unreturned capital in KRH (the remaining 7%). Following this priority distribution to Mr. Sagansky and Mr. Halmi, Jr., and the return in capital to all members of KRH, KRH capital members are entitled to receive additional distributions in an amount necessary to achieve an internal rate of return equal to 8% of their original investment in KRH (and Mr. Sagansky and Mr. Halmi Jr. are entitled to receive 12% and 7%, respectively, of this preferred return). Thereafter, certain management members, as holders of certain value units, are entitled to an economic interest in any appreciation in the value of the assets of KRH (including shares of our common stock beneficially owned by KRH when sold) as previously described in the Company’s prospectus filed with the SEC on June 17, 2008.
The LLC Agreement also provides that in the event of certain dispositions by KRH involving the equity securities in Holdings II (an “Exit Event”) at an equivalent per share price of less than $13.85, then KRH will deposit a portion of the net proceeds it receives from the Exit Event into a designated account equal to the difference between (i) $5 million and (ii) the aggregate amount that Mr. Sagansky and Mr. Halmi, Jr. have received from the Second Priority Return. On (x) the last day of each three month period after an Exit Event until the second anniversary of such event or (y) if prior to the second anniversary of such event, the shares of the Company’s common stock cease to be publicly traded, the last day on which such shares are so traded (in either case, each such date, a “Measurement Date”), KRH shall calculate the average trading price of a share for each of the sixty consecutive trading days immediately prior to such Measurement Date (the “Average Trading Price”). If, on the first Measurement Date, the Average Trading Price of a share exceeds the equivalent per share price that KRH receives in the Exit Event (including KRH’s membership interests in Holdings II that are exchanged into shares), KRH shall make a distribution from the designated account to Mr. Sagansky and Mr. Halmi Jr. (75% to Mr. Sagansky and 25% to Mr. Halmi, Jr.), in an aggregate amount equal to $100,000 for each one cent increase above the per share price from $13.35 to $13.85.
Additional distributions are subject to the same calculations based on the Average Trading Price of the prior Measurement Date. After the two year anniversary of such Exit Event, all remaining amounts in the designated account not paid to Mr. Sagansky and Mr. Halmi, Jr. shall be distributed by KRH to certain unit holders of the Company. All distributions to Mr. Halmi, Jr. and Mr. Sagansky are conditioned upon their employment with RHI LLC through the date of the planned distribution. The compensation committee of KRH, in its discretion, shall make such equitable adjustments it may deem appropriate to reflect any change in the price or value of the shares of the Company’s common stock.
(e) Compensatory Arrangement with Principal Executive Officer. On February 6, 2009, the Award Subcommittee of the Board approved 150,000 restricted stock unit and 550,00 stock option awards for Robert A. Halmi, Jr., President & Chief Executive Officer of the Company. The grants of stock options and restricted stock units were effective on February 9, 2009. The restricted stock units and stock options were awarded pursuant to the: (i) Award Plan, filed with the SEC on August 7, 2008, as Exhibit 10.7 to the Company’s Form 10-Q for the period ending June 30, 2008; (ii) Company’s

Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement, the form of which is attached hereto as Exhibit 10.2; and (iii) Company’s Stock Option Grant Notice and Stock Option Agreement, the form of which is attached hereto as Exhibit 10.3.
All options awarded to Mr. Halmi, Jr. have an exercise price equal to $4.04 per share, the closing price per share of the Company’s common stock on February 9, 2009 (the date of grant). Subject to Mr. Halmi, Jr.’s continued service for the Company, as of each applicable vesting date, 33-1/3% of the restricted stock units will generally vest on each of the first three anniversaries of the date of grant. Subject to Mr. Halmi, Jr.’s continued service for the Company, as of each applicable vesting date, each stock option will generally vest with respect to 33-1/3% of the shares subject to the option on each of the first three anniversaries of the date of grant. With respect to each of the stock options and restricted stock units, (i) 1/3 of the shares that become vested on each anniversary date will become exercisable (with respect to shares subject to stock options) or transferable (with respect to shares subject to restricted stock units) immediately upon vesting, (ii) 1/3 of the shares that become vested on each anniversary will become exercisable or transferable, as applicable, upon the attainment of a $9 stock price performance hurdle as set forth in the applicable award agreement and (iii) 1/3 of the shares that become vested on each anniversary will become exercisable or transferable, as applicable, upon the attainment of a $14 stock price performance hurdle as set forth in the applicable award agreement. In the event of a sale of the Company, as described in each applicable award agreement, the stock options and restricted stock unit awards will become fully vested immediately prior to such change in control (although in connection with certain sales of the Company the exercisability and transfer restrictions will remain in effect following the transaction). The foregoing description of the restricted stock and stock option awards is qualified in its entirety by reference to Exhibits 10.2 and 10.3, which are incorporated herein by reference.
Item 9.01. Exhibits.

Exhibit No.	Document Description
10.1	Letter Agreement between RHI Entertainment, LLC and Jeffrey Sagansky.

10.2	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement.

10.3	Form of Stock Option Grant Notice and Stock Option Agreement.

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RHI Entertainment, Inc.
Date: February 9, 2009	By:	/s/ William J. Aliber
William J. Aliber
Chief Financial Officer